FOR IMMEDIATE RELEASE	August 7, 2013 Contact: Susan Jordan 732-577-9997

UMH PROPERTIES, INC. REPORTS 2nd QUARTER 2013 EARNINGS

FREEHOLD, NJ, August 7, 2013........ UMH Properties, Inc. (NYSE:UMH) reported Core Funds from Operations attributable to common shareholders (Core FFO) of $3,063,000 or $0.17 per diluted share for the quarter ended June 30, 2013, as compared to $2,992,000 or $0.19 per diluted share for the quarter ended June 30, 2012.    Funds from Operations attributable to common shareholders (FFO) as defined by the National Association of Real Estate Investment Trusts (NAREIT) was $2,791,000 or $0.15 per diluted share for the quarter ended June 30, 2013 as compared to $2,804,000 or $0.17 per diluted share for the quarter ended June 30, 2012.  FFO, as defined by NAREIT, for the current quarter included $272,000 of acquisition related costs, which are not included in Core FFO.

A summary of significant financial information for the three and six months ended June 30, 2013 and 2012 is as follows:

      For the Three Months Ended

June 30,

	2013	2012

Total Income	$16,098,000	$11,144,000
Total Expenses	$14,197,000	$10,692,000
Gain on Securities Transactions, net	$371,000	$1,068,000
Net Income (Loss) Attributable to Common Shareholders	$(270,000)	$1,088,000
Net Income (Loss) Attributable to Common Shareholders per Share	$(0.02)	$0.07
Core FFO (1)	$3,063,000	$2,992,000
Core FFO per Common Share (1)	$0.17	$0.19
Weighted Average Diluted Shares Outstanding	18,196,000	16,108,000

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      For the Six Months Ended

        June 30,

	2013	2012

Total Income	$29,524,000	$22,035,000
Total Expenses	$26,438,000	$20,836,000
Gain on Securities Transactions, net	$3,681,000	$2,281,000
Net Income Attributable to Common Shareholders	$1,991,000	$2,148,000
Net Income Attributable to Common Shareholders per Share	$0.11	$0.14
Core FFO (1)	$8,318,000	$5,730,000
Core FFO per Common Share (1)	$0.46	$0.36
Weighted Average Diluted Shares Outstanding	17,909,000	15,824,000

A summary of significant balance sheet information as of June 30, 2013 and December 31, 2012 is as follows:

	June 30, 2013	December 31, 2012

Total Assets	$ 383,487,000	$ 300,281,000
Securities Available for Sale	$ 50,322,000	$ 57,325,000
Mortgages Payable	$ 154,998,000	$ 108,871,000
Loans Payable	$ 37,121,000	$ 10,442,000
Total Shareholders’ Equity	$ 185,079,000	$ 174,985,000

Samuel A. Landy, President, commented on the second quarter of 2013 results, “UMH is pleased with its accomplishments during the quarter. Our portfolio occupancy increased 100 basis points over the quarter, from 81% to 82% currently and is up 400 basis points over the prior year period.  Our income from community operations (defined as rental and related income less community operating expenses) increased 20% from $5,695,000 for the prior quarter to $6,836,000 for the quarter ended June 30, 2013, and increased 70% from $4,027,000 for the quarter ended June 30, 2012.  Core FFO per share is up 28% for the 6 months ended June 30, 2013 from $0.36 in the prior year period to $0.46 currently.  Our acquisitions are being well-integrated and have resulted in increased earnings per share from our community operations.”

“In April 2013, UMH acquired Holiday Mobile Village, a 274-site manufactured home community located in Nashville, Tennessee, for a purchase price of $7,250,000.  Additionally, as a result of a new mortgage in 2013, the modification of rates on existing mortgages and paying off higher rate debt, our weighted-average interest rate continued to improve and is now at 4.4%.  Our REIT securities portfolio continued to perform well generating $3.7 million in realized gains in the first half of 2013 and an additional $5.2 million in unrealized gains at quarter end.   The Company is very well positioned to continue to execute its growth strategy and anticipates additional acquisitions in 2013.”

UMH Properties, Inc., a publicly-owned REIT, owns and operates sixty-eight manufactured home communities containing approximately 12,800 developed home sites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana and Michigan.  In addition, the Company owns a portfolio of REIT securities.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. Factors and risks that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

(1)

Non-GAAP Information:  We assess and measure our overall operating results based upon an industry performance measure referred to as Funds From Operations (FFO), which management believes is a useful indicator of our operating performance.  FFO is used by industry analysts and investors as a supplemental operating performance measure of a REIT.  FFO, as defined by The National Association of Real Estate Investment Trusts (NAREIT), represents Net Income (Loss) Attributable to Common Shareholders, as defined by accounting principles generally accepted in the United States of America (US GAAP), excluding Extraordinary Items, as defined under US GAAP, Gains or Losses from sales of previously depreciated real estate assets, Impairment Charges related to depreciable real estate assets, plus certain non-cash items such as Real Estate Asset Depreciation and Amortization.  NAREIT created FFO as a non-US GAAP supplemental measure of REIT operating performance.  We define Core Funds From Operations (Core FFO), as FFO plus Acquisition Costs.  FFO and Core FFO should be considered as supplemental measures of operating performance used by REITs.  FFO and Core FFO exclude historical Cost Depreciation as an expense and may facilitate the comparison of REITs which have different cost bases.  The items excluded from FFO and Core FFO are significant components in understanding the Company’s financial performance.

FFO and Core FFO (i) do not represent Cash Flow from Operations as defined by US GAAP; (ii) should not be considered as an alternative to Net Income as a measure of operating performance or to Cash Flows from Operating, Investing and Financing activities; and (iii) are not alternatives to Cash Flow as a measure of liquidity.  FFO and Core FFO, as calculated by the Company, may not be comparable to similarly titled measures reported by other REITs.

The Company’s FFO and Core FFO for the three and six months ended June 30, 2013 and 2012 is calculated as follows:

	Three Months		Six Months
	6/30/13	6/30/12	6/30/13	6/30/12
Net Income (Loss) Attributable to Common Shareholders	$(270,000)	$1,088,000	$1,991,000	$2,148,000
Depreciation Expense	3,009,000	1,692,000	5,399,000	3,301,000
(Gain) Loss on Sales of Depreciable Assets	52,000	24,000	65,000	11,000
FFO Attributable to Common Shareholders	2,791,000	2,804,000	7,455,000	5,460,000
Acquisition Costs	272,000	188,000	863,000	270,000
Core FFO	$3,063,000	$2,992,000	$8,318,000	$5,730,000

The following are the cash flows provided (used) by operating, investing and financing activities for the six months ended June 30, 2013 and 2012:

	2013	2012
Operating Activities	$3,769,000	$4,075,000
Investing Activities	(77,210,000)	(10,473,000)
Financing Activities	76,748,000	18,525,000

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